SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 7, 2003

Cross Country Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware

0-33169

13-4066229

(State or other jurisdiction

(CommissionFile Number)

(I.R.S. Employer

of incorporation)

Identification No.)

6551 Park of Commerce Blvd., N.W., Suite 200, Boca Raton, FL 33487

(Address of Principal Executive Office (Zip Code)

(561) 998-2232

(Registrant's telephone number, including area code)

Former name: Cross Country, Inc.

(Former Name or Former Address, If Changed Since Last Report.)

Item 5.  Other Events and Regulation FD Disclosure.

On May 8, 2003, the name of the corporation was changed to Cross Country Healthcare, Inc.

Additionally, Cross Country has entered into an agreement to acquire the assets of Med-Staff, Inc. for $104 million in cash, plus an earn-out provision up to a maximum of $37.5 million based on 2003 performance. Med-Staff, one of the largest privately held national nurse staffing businesses, had 2002 revenues of $162.2 million and EBITDA of $19.3 million. Consummation of the transaction is subject to certain closing conditions and completion of financing. This transaction is expected to be completed in approximately 30 to 60 days.

Based in Newtown Square, PA, Med-Staff is a national provider of travel and per diem healthcare professionals that operates across a wide geographic and client base in all 50 states. Med-Staff’s travel and per diem divisions leverage one another in terms of shared clients/accounts and healthcare professionals. The travel division operates from a central office in the Philadelphia area to provide RN’s, operating room technicians and other medical professionals on a nationwide basis for contract assignments of 13 weeks or more. The per diem division provides RN’s, LPN’s and other medical professionals for shorter-term (daily shift work) assignments from 20 offices in 11 states and the District of Columbia. Med-Staff also provides military nurse-staffing services under two contracts in Hawaii and San Diego.

The Company intends to finance this transaction with $200 million in Senior Secured Credit Facilities consisting of a 5-year $75 million revolving credit instrument and a 6-year $125 million Term Loan B instrument. These funds will be used to finance the pending acquisition of Med-Staff, refinance all of Cross Country’s existing debt, and provide for working capital and general corporate purposes.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits.

Exhibit

Description

99.1

Press release issued by the Company on May 7, 2003

99.2

Press release issued by the Company on May 8, 2003

Item 9.  Regulation FD Disclosure.

Attached hereto as exhibit 99.1 is a press release issued by the Company on May 7, 2003 that is being provided under Item 12.

Attached hereto as exhibit 99.2 is a press release issued by the Company on May 8, 2003 that is being provided under Items 9 and 12.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROSS COUNTRY, INC.

Dated: May 9, 2003

By:

/s/ JOSEPH A. BOSHART

Joseph A. Boshart

President and Chief Executive Officer

Links

Item 5.  Other Events and Regulation FD Disclosure.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

Item 9.  Regulation FD Disclosure.

SIGNATURES